Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Preliminary, Unaudited Full Year and

Fourth Quarter 2021 Revenue Results

– Q4 2021 Total Preliminary Revenue of $75.9 to $76.9 million –

– Provides Supply Chain and EU Operations Update –

Goleta, California, January 10, 2022 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported preliminary, unaudited revenue results for the three-month and twelve-month periods ended December 31, 2021.

Preliminary Unaudited Revenue Summary:

•	Total full year 2021 revenue is expected to be in the range of $357.5 to $358.5 million based on preliminary, unaudited financial data, up 15.9% to 16.2% from 2020
•	Total fourth quarter 2021 revenue is expected to be in the range of $75.9 to $76.9 million based on preliminary, unaudited financial data, up 2.6% to 3.9% from the same period in 2020

“I am proud of how the organization performed in the fourth quarter of 2021 despite the challenges relating to the constrained availability of semiconductor chips,” said Nabil Shabshab, Inogen’s President and Chief Executive Officer. “Our results for the full year demonstrate the progress we are making to build and strengthen capabilities and operating disciplines, drive focused execution behind our new strategic imperatives, and selectively invest in our business to lay the foundation for more sustainable and durable performance and growth.”

Preliminary, Unaudited Fourth Quarter 2021 Revenue

Total preliminary, unaudited revenue for the three months ended December 31, 2021 increased to a range of $75.9 million to $76.9 million, with a mid-point of $76.4 million used for comparison purposes. Total preliminary, unaudited revenue of $76.4 million in the fourth quarter of 2021 increased 3.3% compared to $74.0 million in the same period in 2020, primarily driven by improved average selling prices, sustained demand, and the reduced impact of the COVID-19 pandemic and related public health emergency (PHE), partially offset by supply chain constraints that limited product availability, primarily in its domestic business-to-business channels.

Direct-to-consumer sales are expected to be approximately $33.0 million in the fourth quarter of 2021, an increase of 23.3% versus $26.8 million in the same period in 2020. The increase was primarily driven by higher average selling prices versus the comparative period in the prior year. Inside sales representative productivity increased in the quarter despite slightly lower average inside sales representative headcount, which was down approximately 3% from the comparative period in the prior year.

Domestic business-to-business sales are expected to be approximately $10.3 million in the fourth quarter of 2021 compared to $24.2 million in the same period in 2020. The decrease was primarily due to the supply chain constraints that limited product availability in this channel.

International business-to-business sales are expected to be approximately $20.1 million in the fourth quarter of 2021 compared to $13.6 million in the comparative period in 2020. The increase was primarily driven by increased ambulation of patients in Europe and improving operational capacity of certain European respiratory assessment centers closer to normal levels, as improving COVID-19 vaccination rates enabled patients to return to more normalized activity levels and seek treatments. These increases were partially offset by the supply chain constraints that limited product availability in this channel.

Rental revenue in the fourth quarter of 2021 is expected to be approximately $13.0 million compared to $9.4 million in the fourth quarter of 2020. The increase was primarily due to increased patients on service, higher billable patients as a percent of total patients on service, and higher Medicare reimbursement rates.

Supply Chain Update

Inogen has made considerable efforts to address supply chain disruptions through careful management of its complex, multi-layer supply chain. This includes managing its regular supply chain and focusing on sourcing semiconductor chips that are in short supply from the open markets. The chip shortage is not unique to Inogen and the sourcing of chips remains a challenge for the Company in 2022. As such, Inogen has engaged in efforts to redesign some of the components that require semiconductors in its systems. In the interim, due to chip shortages as of late December 2021, the Company has temporarily suspended manufacturing operations beginning January 3rd, 2022 at its Texas and California locations. In addition, Inogen has asked Foxconn, the Company’s Czech Republic-based OEM, to suspend manufacturing temporarily due to the same supply constraints. No Inogen employees are expected to be furloughed as a result of the suspension as the Company currently anticipates restarting manufacturing at all locations around mid to late February 2022 based on the information available to date. The Company believes the decision not to furlough employees is a prudent measure to enable a more efficient restart of operations by reducing the need to rehire skilled labor in an increasingly competitive and constrained labor market. In the meantime, manufacturing teams are engaged in cross training and operational efficiency projects, and the Company is using this time to accelerate and finalize the move to our new plant in Texas which should allow for additional capacity, once the supply chain stabilizes.

European Operations Update

Current Inogen products are commercialized in the EU under Medical Device Directive certificates, expiring on May 18, 2022. The extension of the existing certificates under the EU MDD or obtaining a new certificate under the EU Medical Devices regulation is required for continued marketing in the EU after May 2022. The Company is preparing the filing of the MDR submissions in the earlier part of 2022, but expects that the time required for the EU regulatory review will prevent the Company from selling any systems in the EU beginning May 18, 2022 and possibly until the third quarter of 2022. The Company is exploring ways to minimize the potential impact on EU commercialization. This anticipated gap in EU marketing is unrelated to product safety or performance and will not impact US commercialization.

Sales Representative Headcount Update

Inogen’s total inside sales representative headcount was 292 as of December 31, 2021, compared to 300 as of December 31, 2020, a decline of approximately 3%. Inogen’s total physician sales representative headcount was 35 as of December 31, 2021, compared to 24 as of December 31, 2020, an increase of approximately 46%.  The Company has made notable progress on its physician sales representative headcount expansion through its agreement with Ashfield Healthcare, LLC and expects to give an update on its progress at its fourth quarter 2021 earnings call.

Medicare Reimbursement Rates for Oxygen Effective January 1, 2022

Medicare announced that the reimbursement rates for oxygen therapy increased effective January 1, 2022 by approximately 5% due to the annual inflation adjustment. In addition, the 2% Medicare sequester benefit that has been in place since May of 2020 due to the COVID-19 PHE that was set to expire December 31, 2021 has been extended until March 31, 2022. The sequester then resumes with a 1% reduction to rates from April 1, 2022 until June 30, 2022, with the full 2% Medicare sequester resuming starting July 1, 2022 and continuing through September 30, 2030.

Inogen to Present Wednesday at J.P. Morgan Healthcare Conference

Inogen’s management will present on Wednesday, January 12, 2022, at the J.P. Morgan Healthcare Conference at 10:30 a.m. Eastern Time. During the conference and in separate sessions with analysts and investors, the Company’s officers will refer to an updated slide presentation. A copy of this updated slide presentation is available on Inogen’s corporate website.

A live audio webcast of the conference presentation and the Q&A session will also be available on Inogen’s corporate website. Interested parties can access the live audio webcast from the News / Events section of the Investor Relations page on the Inogen website at www.inogen.com. A webcast replay will be available approximately one hour after the conclusion of the live presentation and will remain available for 90 days.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is a medical technology company offering innovative respiratory products for use in the homecare setting. Inogen primarily develops, manufactures and markets innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, Inogen’s expectations regarding its preliminary, unaudited revenue, for full year and fourth quarter 2021 by channel; the anticipated restart date of our manufacturing facilities in California and Texas; the period of time during which our sales in Europe will be suspended; our expectation that employees will not be furloughed while manufacturing is suspended; the period of time during which our sales in Europe will be suspended; the anticipated impact of the COVID-19 pandemic on the Company’s business; expectations with respect to the Company’s supply chain and continuing constraints related to the supply chain; risks related to regulatory clearance and our ability to sell our products; expectations for future growth; the expectation for changes to the Medicare sequester; and updates on the Ashfield sales representative strategy. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; risks related to the Company’s supply chain and limited availability of semiconductor chips used in its batteries and POCs, the risk of further slowdowns or temporarily halts of production, or cost inflation for such components; the risks related to the COVID-19 pandemic; the impact of changes in reimbursement rates and reimbursement and regulatory policies; and the possible loss of key employees, customers, or suppliers. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2021, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the period ended December 31, 2021, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

The amounts set forth above are preliminary estimates. Inogen is in the process of finalizing its results of operations for the year ended December 31, 2021, and therefore, final results are not yet available. These preliminary, unaudited estimates are based solely upon information available to management as of the date of this press release. Inogen’s actual results may differ from these estimates due to the completion of its year-end closing procedures, final adjustments and developments that may arise between now and the time its financial results for the year ended December 31, 2021 are finalized. You should read Inogen’s audited consolidated financial statements for the year ended December 31, 2021 once they become available.

Investor and Media Contacts

Bryan Locke, Mike DeGraff, Gabriella Coffey

ir@inogen.net